 GreenKissNY Inc. 1-A/A

Exhibit 15.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO SHANGHAI BOSTON HOUSTON LOS ANGELES HANOI HO CHI MINH CITY	FIRM and AFFILIATE OFFICES David N. Feldman DIRECT DIAL: +1 212 692 1036 PERSONAL FAX: +1 212 202 6094 E-MAIL: dnfeldman@duanemorris.com

ATLANTA
BALTIMORE
WILMINGTON
MIAMI
BOCA RATON
PITTSBURGH
NEWARK
LAS VEGAS
CHERRY HILL
LAKE TAHOE
MYANMAR
OMAN

A GCC REPRESENTATIVE OFFICE
OF DUANE MORRIS

MEXICO CITY
ALLIANCE WITH
MIRANDA & ESTAVILLO

SRI LANKA
ALLIANCE WITH
GOWERS INTERNATIONAL

April 8, 2016

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attn: James Lopez

Legal Branch Chief

Re:	GreenKissNY Inc.
Amendment No. 1 to
Draft Offering Statement on Form 1-A
Submitted February 26, 2016
CIK No. 0001641488

Dear Mr. Lopez:

On behalf of GreenKissNY Inc. (the “Company”), we hereby submit this letter in response to the comments of the staff (the “Staff”) of the Securities and Exchange Commission (the “Commission”) contained in your letter dated March 11, 2016 regarding the above referenced Amendment No. 1 to the draft offering statement of the Company confidentially submitted to the Commission on Form 1-A (CIK No. 0001641488) on February 26, 2016 (as so amended, the “Draft Offering Statement”).

The Company is concurrently filing publicly via EDGAR Amendment No. 2 to the Draft Offering Statement (“Amendment No. 2”).

In this letter, we have recited the comments from the Staff in italicized type and have followed each comment with the Company’s response. Capitalized terms used but not defined in this letter shall have the meanings ascribed to such terms in Amendment No. 2. Except as otherwise specifically indicated, page references in the Company’s responses to the Staff’s comments correspond to the pagination of Amendment No. 2.

Duane Morris llp
1540 BROADWAY NEW YORK, NY 10036-4086	PHONE: +1 212 692 1000 FAX: +1 212 692 1020

James Lopez

April 8, 2016

Part I – Notification

1.	We reissue Comment 1 in part. Specifically, please provide Item 6(d) disclosure for all transactions disclosed in Item 6.

RESPONSE: In response to the Staff’s comment, we have provided Item 6(d) disclosure for all transactions disclosed in Item 6. Specifically, in May 2015, the Company issued 2,500,000 shares of Common Stock to one accredited investor and 10,000 shares of Common Stock to legal counsel pursuant to Section 4(a)(2) of the Securities Act. In June 2015, the Company issued 47,490,000 shares of Common Stock to its founder pursuant to Section 4(a)(2). From September 2015 until December 2015, the Company issued 1,372,223 shares of Common Stock to 3 accredited investors in a private placement offering pursuant to Rule 506 of Regulation D. In November 2015, the Company issued 639,795 shares of Common Stock to 1 accredited investor pursuant to Section 4(a)(2). For each issuance, the Company did not engage in any general advertising or general solicitation and endorsed each stock certificate representing the shares of Common Stock with restrictive legends.

Risk Factors, page 4

2.	We note the statement in Legal Proceedings on page 20 that you have reached an agreement-in-principle to discontinue the use of the “Nexus” mark and change the company’s name within the next two months. Please revise risk factors to address the potential disruption to your operations and revenues. Additionally, please update elsewhere in your offering circular. For example, we note the statement on page 21 that you intend to focus on lifestyle brands through “three separate wholly owned business units – Nexus Staffing Specialists, Inc. (‘Nexus’) …”

RESPONSE: In response to the Staff’s comment, an additional risk factor has been added on page 5 of Amendment No. 2 which addresses the potential disruption to the Company’s operations and revenues due to the name change of Nexus Staffing Specialists, Inc. to GreenKiss Staffing Solutions Inc. Additionally, the Draft Offering Statement has been updated to reflect the name change.

Liquidity and Capital Resources, page 23

3.	We note the statement on page 27 that you believe cash on hand as of December 31, 2014 together with your credit facility and anticipated continued growth in revenue is sufficient to fund your operations, service your debt and fund planned capital expenditures for at least the next twelve months from the filing date. Please update the discussion of the sufficiency of your cash and cash equivalents as of the most recent practicable date. In this regard, we note that the company had negative net cash used in operations of $515,946 for the nine months ending September 31, 2015.

James Lopez

April 8, 2016

RESPONSE: The Company has updated Amendment No. 2 with its audited consolidated financial statements as of and for the years ended December 31, 2015 and 2014. Accordingly, Amendment No. 2 has been revised to reflect that the Company believes that it has sufficient cash on hand as of December 31, 2015 together with its credit facility and anticipated continued growth in revenue sufficient to fund operations, service debt and fund planned capital expenditures for at least the next twelve months from the filing date (See page 23 of Amendment No. 2). Please note, the prior disclosure as of December 31, 2014 was based on the Company’s belief as of such time. Subsequent to December 31, 2014, the Company decided to undertake an offering pursuant to Regulation A. Accordingly, its cash used in operations increased due to additional expenses connected to preparing the Draft Offering Statement and the Company was required to raise additional funds.

Plan of Operations, page 28

4.	We note your disclosure of the plan of operations for GKUSA and GK Laboratories. We reissue Comment 7 in part; specifically please disclose the anticipated time frames for beginning and completing your principal milestones.

RESPONSE: In response to the Staff’s comment, the plans of operations for GKUSA and GK Laboratories have been updated to disclose the anticipated time frames for beginning and completing the principal milestones.

In connection with responding to the Commission’s comments, the Company acknowledges in Exhibit A that:

•	the Company is responsible for the adequacy and accuracy of the disclosure in the filing;
•	Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filing; and
•	the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please feel free to contact the undersigned at (212) 692-1036 if you have any questions relating to Amendment No. 2 or this letter.

Very truly yours,

/s/ David N. Feldman

David N. Feldman, Esq.

DNF:bjb

cc: Ann Anderson, Chief Executive Officer

GreenKissNY Inc.

75 South Broadway

White Plains, New York 10601

Telephone: (914) 304-4323

April 8, 2016

In connection with its response to the United States Securities and Exchange Commission’s comment letter, dated March 11, 2016, GreenKissNY Inc. acknowledges the following:

•	the filing person is responsible for the adequacy and accuracy of the disclosure in the filing;

•	Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the filing person may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

GreenKissNY Inc.

By:	/s/ Ann Anderson
Ann Anderson
Chief Executive Officer

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO SHANGHAI BOSTON HOUSTON LOS ANGELES HANOI HO CHI MINH CITY	FIRM and AFFILIATE OFFICES David N. Feldman DIRECT DIAL: +1 212 692 1036 PERSONAL FAX: +1 212 202 6094 E-MAIL: dnfeldman@duanemorris.com www.duanemorris.com

ATLANTA
BALTIMORE
WILMINGTON
MIAMI
BOCA RATON
PITTSBURGH
NEWARK
LAS VEGAS
CHERRY HILL
LAKE TAHOE
MYANMAR
OMAN

 A GCC REPRESENTATIVE OFFICE
OF DUANE MORRIS

MEXICO CITY
ALLIANCE WITH
MIRANDA & ESTAVILLO

SRI LANKA
ALLIANCE WITH
GOWERS INTERNATIONAL

February 26, 2016

VIA EDGAR

Securities and Exchange Commission Division of Corporation Finance 100 F Street, N.E. Washington, D.C. 20549

Attn:	James Lopez
Legal Branch Chief

Re:	GreenKissNY Inc. Draft Offering Statement on Form 1-A Submitted December 23, 2015 CIK No. 0001641488

 Dear Mr. Lopez:

On behalf of GreenKissNY Inc. (the “Company”), we hereby submit this letter in response to the comment of the staff (the “Staff”) of the Securities and Exchange Commission (the “Commission”) contained in your letter dated January 15, 2016 regarding the above referenced draft offering statement of the Company confidentially submitted to the Commission on Form 1-A (CIK No. 0001641488) on December 23, 2015 (the “Draft Offering Statement”).

The Company is concurrently filing via EDGAR Amendment No. 1 to the Draft Offering Statement (“Amendment No. 1”).

In this letter, we have recited the comments from the Staff in italicized type and have followed each comment with the Company’s response. Capitalized terms used but not defined in this letter shall have the meanings ascribed to such terms in Amendment No. 1. Except as otherwise specifically indicated, page references in the Company’s responses to the Staff’s comments correspond to the pagination of Amendment No. 1.

Duane Morris llp
1540 BROADWAY NEW YORK, NY 10036-4086	PHONE: +1 212 692 1000 FAX: +1 212 692 1020

James Lopez February 26, 2016 Page 2

Part I – Notification

1.	Currently you aggregate a number of different issuances of unregistered securities in the first entry for Item 6. Please separately identify issuances and provide the Item 6(d) and other information for each such issuance individually. Additionally, please revise or tell us why you do not include issuances described elsewhere, including, as a non-exclusive example, the $600,000 receipts for 736,112 shares of common stock referenced on page F-24.

RESPONSE: In response to the Staff’s comment, we have separately identified the issuances for the first entry for Item 6 and provided the Item 6(d) and other information for each such issuance individually. All issuances are included in Item 6, which includes the 736,112 shares of common stock referenced on page F-24 that are included in the issuance of shares in the Company’s private placement.

Part II – General

2.	We note statements on pages 11 and 36 that you “intend to be a full Exchange Act reporting company” and will be required to file annual, quarterly and current reports under the Exchange Act. Please advise us if you plan to file a Form 8(a) in connection with this offering.

RESPONSE: The Company intends to file a registration statement on Form 8-A in connection with the offering. The Company has revised its disclosure on page 11 and 36 of Amendment No. 1 to reflect this intent.

Plan of Distribution, page 12

3.	We note from the subscription agreement and disclosure on page 12 that investors may not receive shares for up to approximately 3 months from “the final closing of the Offering.” Please revise to clarify the closing procedures for your offering. It appears from disclosure elsewhere that subscriptions will be accepted or rejected on a continuous basis throughout the offering. Additionally, please revise risk factors to disclose, if true, that the investor may not receive his or her shares for up to 3 months from the date you accept the check or certified funds.

RESPONSE: The Company has revised its disclosure on page 12 to clarify the closing procedures for its offering and have updated its risk factor on page 10 to disclose that the investor may not receive stock certificates representing his or her shares for up to 3 months from the date the Company accepted the check or certified funds.

James Lopez February 26, 2016 Page 3

Business, page 17

4.	We note the statement that your existing staffing business targets “environmentally conscious companies.” Please reconcile with the information available on your website, which does not appear to discuss an environmental focus. Instead the website indicates that “Nexus provides temporary laborers, professional staffing of temporary to permanent employment positions, targeted direct placements and medical service personnel.”

RESPONSE: The Company has updated its website to reflect its environmental focus.

5.	Please identify the two major clients who accounted for 51% and 14%, respectively, of your total revenue in the last nine months. Additionally, please file as exhibits the contracts or arrangements between your company and the above clients. See Item 17(6)(b)(ii) of Form 1-A for reference.

RESPONSE: The Company has identified its two major clients on pages 5, 17, 23, and 26, as applicable, and filed corresponding exhibits for its contracts or arrangements with such clients and has supplementally requested confidential treatment pursuant to Rule 406 under the Securities Act of 1933 for certain portions thereof.

Management Discussion & Analysis, page 21

6.	Please disclose the approximate number of Nexus temporary staffers and permanent staffers placed during the periods discussed.

RESPONSE: The Company has disclosed on pages 23 and 26 the approximate number of Nexus temporary staffers and permanent staffers placed during the periods discussed therein.

7.	Please disclose the plan of operations for the 12 months following the commencement of the proposed offering for your subsidiaries Green Kiss USA, Inc., and Green Kiss Laboratories, Inc., including the principal milestones, anticipated time frames for beginning and completing them, and the categories of expenditures. Please explain how the company intends to meet each of the milestones if it cannot receive funding.

RESPONSE: The Company has disclosed the plan of operations for the 12 months following the commencement of the proposed offering for its subsidiaries, Green Kiss USA, Inc. and Green Kiss Laboratories, Inc.

Executive Compensation, page 31

8.	Please provide disclosure for the company’s named executive officers for each of the last two completed fiscal years and advise us if the information for Ms. Anderson’s annual compensation includes compensation in her role as CEO of Nexus Staffing Specialist, Inc.

James Lopez February 26, 2016 Page 4

RESPONSE: The Company has updated its disclosure for its named executive officers for each of the last two completed fiscal years. The information for Ms. Anderson’s annual compensation includes compensation in her role as CEO of Nexus Staffing Specialist, Inc.

Certain Relationships and Related Transactions, page 35

9.	We note your disclosure of the transaction between Ms. Anderson and her sister-in-law regarding Nexus and NMS and the issuance of a convertible promissory note to a related party in the amount of $500,000. Please provide all information required by Item 404 of Regulation S-K, including the markup charged by NMS.

RESPONSE: The Company has updated its disclosure to provide all information required by Item 404 of Regulation S-K.

Part III – Exhibits

10.	Please file the agreement with NMS, which appears to have been terminated after filing, and advise us if you have a continuing arrangement or understanding with NMS. We note the statement on page 23 that the “arrangement with NMS terminate[s] at the end of 2015” and that you are expected to provide the same services previously provided by NMS.

RESPONSE: There was no written agreement with NMS. Accordingly, the Company has filed an exhibit that describes the terms of the oral arrangement. As of January 1, 2016, the Company does not have a continuing arrangement or understanding with NMS. Rather, Nexus Managed Services Inc., a new wholly-owned subsidiary of the Company, will provide management services to Nexus Staffing Specialists, Inc.

Please feel free to contact the undersigned at (212) 692-1036 if you have any questions relating to Amendment No. 1 or this letter.

Very truly yours,

David N. Feldman, Esq.

DNF:bjb

cc:	Ann Anderson, Chief Executive Officer